Exhibit 10.6

ANTIGUA AND BARBUDA

Registered Land Act, 1975

LEASE

REGISTRATION SECTION	BLOCK	PARCEL

South West	55 1186A	845

WE, CARIBBEAN DEVELOPMENTS (ANTIGUA) LTD. (hereinafter “the Lessor”) HEREBY LEASE to H & H ARIZONA CORPORATION (hereinafter “the Lessee”) a portion of that parcel of land and the improvements thereon comprised in the above-mentioned title, which is shown on the Registry Map as parcel number 845 which is more particularly described that portion shaded red in the first schedule, Units 12 & 13 Block D (hereinafter “the Premises) hereto for a term of THREE YEARS (3) from the 1st May 2017 terminating on the 30TH day of April, 2020 at the rental described in the fourth schedule hereto, with an option to renew for a further term of two year.

1.1	All rents under this Lease shall be payable monthly in Advance and clear of all deductions on the 1st day of each month.

1.2	The Lessee shall pay the Lessor the sum of NINE THOUSAND FOUR HUNDRED THIRTY EIGHT DOLLARS AND TWENTY FOUR CENTS EC$ 9438.24 (being the deposit for both units) and FOUR THOUSAND SEVEN HUNDRED NINETEEN DOLLARS AND TWELVE CENTS EC$4,719.12 (being the first month rent for both units) upon the execution hereof. This sum shall be repayable by the Lessor to the Lessee upon the termination of this lease subject to any lien which the Lessor may have in respect of any breaches hereunder by the Lessee.

2. THE LESSEE HEREBY COVENANTS WITH THE LESSOR AS FOLLOWS:

(a)	To pay the rent hereby reserved on the days and in the manner aforesaid without any deduction and in the event that any rent hereby reserved shall remain unpaid for more than seven (7) days after the date upon which the same becomes due, (whether formally demanded or not), (which sum together with any other amounts of rent then unpaid are hereinafter referred to as “the unpaid rent”) to pay interest on the unpaid rent compounded at the rate of two percent (2%) per month for the first calendar month from the date upon which the same became payable, and at the rate of four percent (4%) per month for the second calendar month after the date upon which the same became payable, and at the rate of five percent (5%) per month for any period thereafter until the date of payment.

(b)	At all times during the subsistence of this Lease, to maintain and upkeep the interior of the buildings of the Premises and the Lessors fixtures, fittings and equipment listed in the Fifth Schedule hereto in good and tenantable repair, order and condition and not to cut, maim, damage or deface, any part thereof or to undertake any structural alteration to the same without the prior written permission of the Lessor.

(c)	To keep the Premises (including such part or parts thereof as shall not be built on) in a clean and tidy condition and properly cleaned and in particular, to clean all the windows (both inside and out) and all other glass in or on the premises at least once in every month.

(d)	At the date of termination of this tenancy, to deliver up the Premises to the Lessor in good and tenantable repair order and condition.

(e)	To use the Premises for an INTERNET GAMING COMPANY and for no other purpose whatsoever.

(f)	To keep the Premises open for business specified in paragraph (d) during the subsistence of this lease and not to permit or suffer the premises to remain vacant of staff or stock necessary for the business and in any event to keep the premises open during regular hours and on all days agreed to in writing by the Lessor.

(g)	Not to permit the level of noise, dust, smoke or other similar substances emanating from the Premises to be or become a nuisance or annoyance to the Lessor or to the occupants of any other premises in the neighborhood nor otherwise to carry on in or upon the Premises any noisome trade, business or undertaking, nor to do or permit or suffer to be done thereon, anything which may be or become a nuisance, annoyance or damage to the Lessor or to the occupiers of any other premises in the neighborhood.

(h)	Not to alter in any way the exterior of the Premises, nor to affix thereto any advertising material, name board or other announcement, without the prior written permission of the Lessor.

(i)	Not to make any alterations or additions to the interior of the premises or any part thereof except those alterations or additions which may be agreed in writing with the Lessor. Any such alterations or additions shall be undertaken by the Lessee subject in all respects to the covenants herein contained and at the cost of the Lessee in a workmanlike manner to the satisfaction of the Lessor with the best materials available and in accordance with drawings and specifications previously approved in writing by the Lessee. The Lessee agrees that this Agreement constitutes valuable consideration for the foregoing covenant and that the Lessee shall not be entitled to compensation in respect of the said works either upon quitting the Premises or at any other time.

(j)	That no figure, letter, pole, flag, signboard, advertisement, inscription, bill, placard or sign whatsoever, shall be attached to or exhibited in, on or to the Premises or the windows thereof so as to be seen from the exterior without the previous written consent of the Lessor which shall not be unreasonably withheld in respect of a sign stating the Lessee’s name and business or profession (such sign if the Lessor so requires to be removed and any damage caused thereby made good by the Lessee at the end or sooner determination of this Lease). To be responsible for the installation of additional telephone, electricity and water supplies if it shall require such services and to pay all monies due in respect of the services used by it during the said term. Such services shall be installed in a safe and proper manner in accordance with acceptable building codes and the design of any part of the installation which shall be outside the building shall be subject to the prior written approval of the Lessor.

(k)	Not to store or keep upon the Premises any article of a combustible inflammable or dangerous nature and not to do or to permit or suffer to be done anything by reason whereof the present or any future policy of insurance against fire on the building of which the Premises form part, may be rendered void or void able or whereby the rate of premium thereon may be increased.

(1)	To permit the Lessor and its agents, employees and servants with or without workmen and others and with all necessary appliances at all times with reasonable prior notice which shall (except in an emergency) be not less that forty-eight (48) hours to enter into and upon the Premises to examine the state and condition thereof and to carry out and execute all such repairs as may be necessary in pursuance of the Lessor’s obligations under this lease.

(m)	Not at any time during the Term to assign, underlet, charge or otherwise part with the possession of any part (being less than the whole) of the Premises and not at any time during this Agreement to assign, underlet, charge or otherwise part with the possession of the Premises as a whole, except with previous written consent of the Lessor and subject to such conditions and stipulations as may be specified in any such consent. Such conditions may include a requirement that any proposed assignee or under lessee enters into covenants direct with the Lessor and that a copy of any relevant assignment, under lease or charge be delivered to the Lessor without delay. No failure on the part of the Lessor to act upon any unauthorized assignment, under letting or charge shall operate as waiver or acquiescence on the part of the Lessor.

(n)	To indemnify the Lessor against all claims by and liabilities to third parties in respect of personal injury and damage to property insofar as any such claims or liabilities arise out or are connected with the Lessee’s occupation of the Premises and to indemnify the Lessor against all actions, proceedings, damages, costs, charges, expenses or payments taken against or payable or incurred or made by the Lessor in respect of any such claims or liabilities. In this Clause “personal injury” means injury to any person other than the Lessee and the Lessor and includes (without prejudice to the generality of the foregoing) injury to employees, servants, agents and contractors of the Lessee and of the Lessor.

(o)	To comply with all reasonable regulations made by the Lessor from time to time for the management of the Premises or of the Lessor’s adjoining or neighboring property or any land or premises used or to be used in common or jointly with any other person.

(p)	To keep the interior of the premises including all windows and doors and all plumbing and fittings, pipes and sanitary and water apparatus and electrical equipment used upon the premises in good and tenantable repair and condition and in the case of a restaurant or bar to install, maintain and keep clear such grease traps in the drainage system as the Lessor may from time to time demand in writing. And to carry out such repairs within one month after receiving from the Lessor written notice of any want and repair in a proper and workmanlike manner provided always that if the Lessee shall neglect to carry out the said repairs, to repay the Lessor all expenses incurred by him in the execution of such repairs (the amount in case of any difference to be determined by the Lessor’s architect) and in default of such payment, the same shall be forthwith recoverable in the same manner as any rent unpaid.

(q)	(i) At all times during the Tenancy at the Lessee’s own expense, to observe and comply in all respects with the provisions and requirements of any and every enactment (which expression in this covenant includes as well, any and every Act of Parliament already hereafter to be passed as any and every notice, direction, order, regulation, by-law, rules and condition already or hereafter to be made under or in pursuance of or deriving effect from any such Act or prescribed or required by any public, local or other authority) so far as they relate to or affect the Premises or the Lessor or the Lessee thereof or any additions or improvements thereto or the user thereof for any purposes or the employment therein of any person or persons or any fixtures, machinery, plant or chattels for the time being affixed thereto or being thereupon or used for the purposes thereof.

(ii)	To execute all works and provide and maintain all arrangements which by or under any enactment or by any Government Department, Local Authority or other Public Authority or duly authorized Officer or Court of competent jurisdiction acting under or in pursuance of any enactment are or may be directed or required to be executed provided or maintained at any time during the said term upon or in respect of the Premises or any additions or improvements thereto or any premises used for the purpose of but not comprised in the Premises or in respect of any user thereof or employment therein of any person or persons or fixtures, machinery, plant or chattels and whether by the Lessor or the Lessee.

(iii)	To indemnify the Lessor at all times against all costs, charges and expenses of or incidental to the execution of any works or the provision or maintenance of any arrangements so directed or required as aforesaid in so far as they relate to the occupation or continued occupation of the Premises howsoever and not at any time during the Term to do omit or omit or suffer to be done or omitted in or about the Premises any act or thing by reason of which the Lessor may, under any enactment incur or have imposed upon it or become liable to pay any penalty, damages, compensation, costs, charges or expenses.

(iv)	To pay to the Lessor upon demand, a due proportion (of all costs, charges and expenses (including surveyors, architects and other professional advisers fees) incurred by the Lessor of or incidental to:

(1)	complying with all provisions and requirements of any and every enactment or prescribed or required by any public, local or other authority; and executing all works and providing all arrangements which may be directed or required as aforesaid so far as the same relate to any premises capable of being used or enjoyed by the Tenant in common or jointly with any other person or persons or the user thereof.

(2)	within seven days of the receipt of Notice of the same, to give full particulars to the Lessor of any permission, notice, order or proposal for a notice or order relevant to the Premises or to the use or condition thereof or otherwise concerning the Lessee made, given or issued to the Lessee or the occupier of the Premises by any Government department or local or public authority and if so required by the Lessor to produce such permission, notice, order or proposal to the Lessor and also without delay to take all reasonable or necessary steps to comply therewith and also at the request of the Lessor to make or join with the Lessor in making such obligations or representations against or in respect of any such notice, order or proposal as aforesaid as the Lessor shall deem expedient.

(r)	To keep the premises neat, clean and tidy and to ensure that all refuse and garbage is properly deposited in the collection areas reserved therefore from time to time.

(s)	To insure with a reputable Insurance Company registered to do business in Antigua and Barbuda and designated by the Lessor for the following risks:

(i)	Public Liability in a sum of not less than three hundred fifty thousand dollars ($350,000.00) East Caribbean Currency, per event in or upon the leased premises.

(ii)	Workman’s Compensation for employees at the leased premises.

(iii)	Damage and loss to neighboring premises and lessees from:

(a)	Overflow of water or waste due to burst pipes, drains and overflow of drains or water.

(b)	Damage and loss to neighboring premises and lessees resulting from fire starting in the leased premises as a result of the Lessee’s or his servants’ or agents negligence.

(c)	Damage to the leased premises’ windows from risks not attributed to hurricane and earthquake.

(t)	To install and maintain a smoke detection system approved in writing by the Lessor but not to exceed two hundred dollars (5200.00) United States Currency in cost.

(u)	in the event of a hurricane watch and warning being issued for Antigua, such directions may include an obligation being imposed on the tenant to secure the leased premises by sealing the premises by boarding or otherwise any such directions to comply with guidelines established and agreed to by the Lessor and the Jolly Harbour Merchants Association.

v)	To pay Antigua & Barbuda Sales Tax to the Lessor in respect of the rent payable hereunder. Said payment shall be deemed to be rent payable hereunder.

(w)	To pay to the Lessor such monthly sum on the 1st day of each month of the term hereby created as may be designated by the Jolly Harbour Merchants Association for the latter’s benefit for dues.

3.	THE LESSOR HEREBY COVENANTS WITH THE TENANTS AS FOLLOWS:

(a)	That the Lessee paying the rent hereby reserved and performing and observing the several covenants provisions and stipulations on its part herein contained shall peaceably hold, possess and enjoy the Premises during the Term without disturbance or interruption by the Lessor or any person rightfully claiming through under or in trust for the Lessor.

(b)	To pay all rates and other impositions imposed or levied on the premises by the Government of Antigua with the exception of charges for electricity, water, telephone and any other services rendered to the Lessee.

(c)	To maintain in good and tenantable repair and to be responsible for all necessary repairs to the exterior thereof and to maintain the development known as Jolly Harbour.

(d)	To insure the Premises and to keep the same insured during the term or terms hereby created against fire, hurricane, earthquake and other perils.

(e)	Notwithstanding anything contained herein, the Lessor shall be responsible for any expense resulting from the failure of the Lessor to comply with any provisions of the law.

4.	PROVIDED ALWAYS AND IT IS HEREBY AGREED AND DECLARED as follows:

(a)	If the rent hereby reserved or any part thereof shall at any time be unpaid for fourteen (14) days after becoming payable (whether formally or legally demanded or not) and same is not remedied after seven (7) days’ notice to do so from the Lessor or if any of the covenants on the part of the Lessee herein contained shall not be performed or observed by the Lessee or if the Lessee shall become bankrupt or have a receiving order made against it or enter into receivership or liquidation or any arrangement or composition for the benefit of its creditors or if any distress or process of execution shall be levied upon the Lessee’s goods on the Premises or if the Lessee or any Director or Officer of the Lessee shall be convicted in a Court of Law in Antigua or elsewhere of any felony then in any of the said cases, it shall be lawful for the Lessor at any time thereafter to re-enter upon the Premises or any part thereof in the name of the whole and seal and lock same and exclude the Lessee therefore and thereupon this Tenancy shall absolutely determine but without prejudice to any right of action of the Lessor in respect of any antecedent breach of the covenants on the part of the Lessor herein contained.

(b)	Any Notice to the Lessor shall be sufficiently served if served on the premises hereby leased or if sent by registered mail to its Registered Office and any Notice to the Lessee shall be sufficiently served if sent to the Lessee by above or any other address notified in writing to the Lessor or in the case of a Limited Company to the premises hereby leased or its Registered Office or to its Solicitors.

(c)	If during the Term, the property taxes or similar taxes imposed or levied on the premises by the Government of Antigua or other competent authority shall be increased, then and in such case, the rent hereby reserved shall be automatically increased by the amount of such additional taxes prorated accordingly.

(d)	As further consideration, hereof, the Lessee shall pay the Lessor in consideration of the Lessor or its agents providing meter utility reading and billing services as a monthly basis, a sum equivalent to no more than ten percent (10%) of each utility bill in respect of each utility bill which sum shall for these purposes be deemed to be a part of the rent and the Lessee’s failure to pay same shall have the like consequences as if it were a failure to pay any rent due.

(e)	The Lessee shall, within fourteen (14) days of the end of each month hereof, pay the Lessor in respect of each month of the term hereby created, a sum equivalent to twenty percent (20%) of the Lessee’s rent for sewage and refuse disposal, costs and maintenance of common areas at Jolly Harbour, which sum shall, for these purposes be deemed to be a part of the rent and the Lessee’s failure to pay same shall have the like consequences as if it were a failure to pay any rent due.

(f)	The Lessor may, at its option, direct how, where and when the Lessee disposes of its own refuse at its own expense.

5.	If at any time during the continuance of the Agreement, control of the Lessee being a Company, shall change by reason of a transfer of ownership of shares in the Lessee, then following such transfer of control (unless it shall first have been approved by the Lessor in writing) it shall be lawful for the Lessor immediately or at any time thereafter to enter upon the premises or any part thereof in the name of the whole and thereupon this Agreement shall absolutely determine but without prejudice to any other rights of the Lessor hereunder.

6.	The covenants on the part of the Lessee herein including the covenant to pay rent are hereby guaranteed by MR. RON CHAPMAN of and any sum due and owing under this Lease by the Lessee to the Lessor if owing for more than thirty (30) days, shall be paid by the Guarantor forthwith upon written demand made therefore and shall for all purposes be deemed a liquidated sum. Any Guarantor hereof may with the written consent of the Lessee be replaced by any other person.

7.	For the avoidance of doubt, the provisions of the Rent Restriction Act Cap. 827 shall not apply to this Lease.

8.	Sections 52 to 55 of the Registered Land Act shall not apply hereto.

9.	If the lessee intends to renew this lease, the lessee shall give to the Lessor written notice of this intention no less than 3 calendar months prior to the expiration of this lease and with the approval of the Lessor the said lease will be renewed at an increase of 5% over the previous year’s rent. Provided that any such new lease shall not contain this clause and shall not exceed a term of one year.

10.	Either the Lessor or Lessee may terminate this lease by serving a Break Notice at any time on or after the first 12 months of this lease on the other party.

11.	A Break Notice served by the Lessee shall be of no effect if, at the Break Date:

(a)	the Lessee has not paid any part of the Monthly Rent, or any ABST in respect of it, which was due to have been paid; or

(b)	vacant possession of the whole of the Property is not given; or

(c)	there is a subsisting material breach of any of the lessee covenants of this lease relating to the state of repair and condition of the Property.

12.	Subject to clause 10, following service of a Break Notice this lease shall terminate on the Break Date.

13.	Termination of this lease on the Break Date shall not affect any other right or remedy that either party may have in relation to any earlier breach of this lease.

14.	If this lease terminates in accordance with clause 11 then, within 14 days after the Break Date, the Lessor shall refund to the Lessee the proportion of the Monthly Rent, and any ABST paid in respect of it, for the period from and excluding the Break Date up to and excluding the next Rent Payment Date, calculated on a daily basis,

15.	This lease may be terminated by the Lessor with 3 calendar months written notice in the event that the Lessor enters into an agreement for the sale of the Premises or for the sale of the majority of the shares in the Lessor company

IN WITNESS WHEREOF, the parties hereto have caused this Lease to be duly executed the 29th day of May 2017

THE COMMON SEAL OF CARIBBEAN DEVELOPMENTS (ANTIGUA) LTD., the Lessor was hereunto affixed by	} } }
Frontier Professional Services	}
the Secretary and Proper Officer of the	}
Company, in the presence of	}

MR. WILHELM BERENDS a Director, who signed and the said	} }
Secretary countersigned on the day and	}
date first above written before and in the	}
presence of:	}
}
SIGNED SEALED and DELIVERED BY The GUARANTOR Before and in the presence of:	} }
}

SIGNED SEALED and DELIVERED by the Lessee(s) before and in the presence of:	} } }
}

THE FIRST SCHEDULE

The area shaded RED containing 322.92 square feet being a portion of the building and deck a plan of which is shown below, all being a part of Block 55 1186A of South West Registration Section.

THE SECOND SCHEDULE

(Rights and Easements Granted)

The right (in so far as the Lessor has power to grant the same) for the Lessee, its servants, employees, agents and visitors in common with the Lessor and those authorized by it and all others having the same right.

(a)	To pass on foot only over the passageways shown colored yellow on the plan for the purpose of access to and egress from the Premises.

(b)	To place and retain in such position in the exterior of the Lessor’s adjoining property as the Lessor shall from time to time specify a sign stating the Lessee’s name and business; such sign to be of a design and lettering previously approved in writing by the Lessor.

(c)	Of free and uninterrupted passage of water and soil through the pipes, drains and watercourses and of electricity and gas through the cables, wired and pipes now serving the Premises and passing in under or over any adjoining or neighboring land.

(d)	Of support and protection from the adjoining premises including other parts of the Lessor’s adjoining property as are now enjoyed by the Premises.

THE THIRD SCHEDULE

Rights and Easements Excepted

The following rights and easements are accepted and reserved out of the Premises unto the Lessor and its respective Lessees and the occupiers of any adjoining or neighboring land and/or premises and all other persons authorized by the Lessor or having the like, rights and easements:

1.	The free and uninterrupted passage of water and soil through the pipes, drains and watercourses and of electricity and gas through the cables, wires and pipes which are now or may at any time during the term hereby granted be in, on, under or passing through or over the Premises with the right to construct and maintain new services for the benefit of any adjacent or nearby premises the right to repair, maintain land renew such existing and new services and the right at any time, but (except in emergency) after giving reasonable notice to enter (or in an emergency or after the giving of reasonable notice in the Lessee’s absence to break and enter) the Premises in the exercise of such rights the person exercising such right making good any damage caused to the Premises but being under no liability to pay compensation.

2.	The right to build, re-build or execute any other works upon any adjacent or nearby premises in such manner as the Lessor or the person exercising such right may think fit notwithstanding any interference with or damage caused thereby to the Premises or to the access or enjoyment of light or air to or in respect of the Premises and without any liability to pay compensation.

3.	The support and protection from the Premises enjoyed by buildings now or hereafter to be erected,

4.	The right to build on or into any party wall of the Premises and after giving reasonable prior notice to enter the Premises to place and lay in, under or upon the same, such footings for any intended party wall or party structure with the foundations therefore as the Lessor shall think proper and for such purpose to excavate the Premises and the adjoining premises and also to keep and maintain the said footings and foundations and also the right in connection with the said purpose to erect and use scaffolding upon the Premises on completion of the work the Lessor or the person exercising this right making good any damage caused to the Premises but being under no liability to pay compensation.

5.	The right at any time but (except in an emergency) after giving reasonable prior noticed to enter (or in an emergency or after the giving of reasonable prior notice during the Lessee’s absence to break and enter) the Premises in order to:

(a)	Inspect or view the condition of the Premises.

(b)	Carry out work upon any adjacent premises, and

(c)	To carry out any repairs or other works which the Lessor must or may carry out under the provision of this Lease or to do any other thing which under the said provisions the Lessor may do.

PROVIDED that the Lessor shall indemnify the Lessee against any loss or damage caused to the Premises or to the Lessee’s fixtures, fittings in so far only as such loss or damage results from the Lessor’s action.

THE FOURTH SCHEDULE

FOR AREAS SHADED RED IN THE FIRST SCHEDULE:

For each month of the period 1st May, 2017 to 30TH April 2020, EC$5.25per square foot.

Index

Based on cost of living index of Antigua, The Lessor has the right to index the base rent. The base rent can never decrease